UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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HOOKER FURNITURE CORPORATION
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PRESS RELEASE

For more information, contact:

Paul A. Huckfeldt, Senior Vice President-Finance and CFO

Hooker Furniture Corporation, 276.666.3949

Hooker Furniture Provides, Encourages Remote Access to Its Annual Meeting of Shareholders

Martinsville, Va.— June 3, 2020: Hooker Furniture (Nasdaq-GS:HOFT) announced that due to the COVID-19 pandemic and related recommendations, protocols and orders issued by public health authorities and federal, state and local governments, it will provide remote telephonic access (listen only) to its annual meeting of shareholders on June 11, 2020 at 1 p.m. Due to the COVID-19 pandemic, the Company strongly discourages in-person shareholder attendance for shareholders wishing only to listen to the meeting and strongly encourages shareholders who wish to listen to the meeting to utilize the remote, telephonic option.

At the annual meeting, the Company will comply with all federal, state and local guidelines and orders from governmental officials and providing this remote listen-only option will help it in that effort. Commonwealth of Virginia and Company guidelines require masks in public and common spaces; therefore, all attendees will be required to wear masks. Masks will not be provided.

Due to the limitations of the remote listen-only format, only a standard agenda in which votes received on the proposals outlined in its 2020 Proxy statement (filed with the SEC on May 8, 2020) will be discussed and other shareholder questions will not be taken. The Company advises shareholders that they will not be deemed to be “present” for quorum purposes and will not be able to vote their shares, or revoke or change a previously submitted vote, by dialing into the meeting. As a result, the Company strongly urges shareholders to submit their proxies or votes in advance of the Annual Meeting using one of the available methods described in the proxy materials.

Call Details

Shareholders wishing to listen to the meeting may dial either 312-626-6799 or 646-558-8656. The meeting ID is 859 3374 7442 and meeting password is 846481. Due to increased conference call volume noted by service providers, the Company encourages call participants to dial in at least fifteen minutes prior to the start of the call.

Hooker Furniture Corporation, in its 97th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2018 shipments to U.S. retailers, according to a 2019 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand. Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers. The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings and HMidea, a 2019 start-up that provides better-quality, ready-to-assemble furniture to mass marketers and e-commerce customers. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com and slh-co.com.